Exhibit 99.1

CenterState Banks of Florida, Inc. announces closing of acquisition of Valrico State Bank

CenterState Banks makes its first entry into the Hillsborough County market.

Winter Haven, Florida April 3, 2007: Ernie Pinner, Chairman, President and CEO of CenterState Banks of Florida, Inc. (“CenterState”) and Jerry Ball, President and CEO of Valrico Bancorp, Inc. (“Valrico”) located in Valrico, Florida, announced the closing of the previously reported merger. Valrico shareholders are entitled to receive CenterState common stock, cash, or a combination of CenterState common stock and cash pursuant to the merger agreement. Based on the closing price of CenterState common stock at March 30, 2007, the total value of the transaction is about $35.6 million, of which 65% is payable in stock and 35% in cash.

Pinner stated “Valrico State Bank, a subsidiary of Valrico Bancorp, Inc., will continue to operate as a separate bank. The present Board of Directors and Officers will continue to lead the Bank.” Jerry Ball of Valrico said, “This transaction will allow the Bank to compete in the Hillsborough County market with a broader range of services and the connection with the larger organization will provide an opportunity to offer larger loans to the customer in the market. I am impressed with the leadership at CenterState and look forward to the new partnership.”

Valrico State Bank has been serving the West Hillsborough County community since 1989. The Bank currently has four offices with another to open soon in the Fish Hawk community. At December 31, 2006 Valrico State Bank had total consolidated assets of $149.5 million.

The acquisition will make CenterState a five bank holding company with 36 offices in nine Central Florida counties. On a consolidated basis at December 31, 2006, CenterState Banks of Florida, Inc. had total assets of approximately $1.1 billion.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

For Immediate Release - April 3, 2007

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